EXHIBIT 99.1

For Immediate Release-4/20/04
Contact:  ShannanB.Guthrie
PennRock Financial Services Corp.
(717) 354-3612
sbguthrie@bbnb.com

      PENNROCK FINANCIAL SERVICES CORP. REPORTS
      15% INCREASE IN FIRST QUARTER NET INCOME

Blue Ball, PA, April 20, 2004 - PennRock Financial Services
Corp. (Nasdaq:PRFS), parent company of Blue Ball National
Bank, PennRock Financial Advisors, N.A., and PennRock
Insurance Group, Inc. reports net income for the first quarter of 2004 increased 15% to $4.1 million or $.54 per share. Income for the first quarter of 2003 was $3.6 million or $.47 per share.

PennRock's return on assets increased to 1.49% in the first quarter, up from 1.46% for last year, while the return on average equity increased to 16.56% from 16.44% last year.

As of March 31, 2004, PennRock's consolidated assets totaled $1.1 billion, an increase of $88.2 million or 9% compared with the first quarter of last year. Loans increased $99.3 million or 16% and were funded by an increase in deposits of $78.0 million or 11% from first quarter last year. Stockholders' equity increased by $12.8 million or 15%.

PennRock Financial Services Corp., headquartered in Blue Ball, PA is a bank holding company with over $1.1 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A., and PennRock Insurance Group, Inc. Blue Ball National Bank provides a broad range of banking services to consumers, small businesses and corporations through 17 offices in south-central and southeastern Pennsylvania. PennRock Financial Advisors, N.A. offers asset management, corporate retirement plan administration, third party administration, and investment management & trust services to clients in southeastern Pennsylvania, New Jersey and Delaware.
PennRock Insurance Group, Inc. sells annuities and life insurance products. To learn more about PennRock and its subsidiaries, visit www.pennrock.com.

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FINANCIAL HIGHLIGHTS
In thousands; except per share data

                                      For the Three Months
                                         Ended March 31,
                                 -------------------------------
                                     2004        2003    Change
                                 ----------  ----------  -------
EARNINGS AND DIVIDENDS:
Interest income                     $13,335     $13,356     (0%)
Interest expense                      4,312       4,813    (10%)
Net interest income                   9,023       8,543      6%
Provision for loan losses               398         450    (12%)
Non-interest income                   4,050       3,325     22%
Non-interest expense                  7,460       7,083      5%
Net income                            4,119       3,596     15%
Dividends paid                        1,527       1,382     10%

Per share:
  Net income - Basic                $   .54     $   .47     15%
  Net income - Diluted                  .53         .46     15%
  Cash dividend                         .20         .18     11%

AT THE END OF THE PERIOD:
Securities                       $  291,494  $  299,972     (3%)
Loans                               709,648     610,398     16%
Earning assets                      999,522     909,491     10%
Total assets                      1,098,685   1,010,525      9%
Deposits                            808,940     730,960     11%
Short-term borrowings                72,916      52,890     38%
Long-term debt                      102,000     127,000    (20%)
Stockholders' equity                100,973      88,186     15%

Per share:
  Book value                         $13.22      $11.60     14%
  Market value                        28.40       25.55     11%

SELECTED RATIOS:
Return on average equity              16.56%      16.44%     1%
Return on average assets               1.49%       1.46%     2%
Net interest margin (taxable
    equivalent)                        3.76%       4.00%    (6%)
Total capital to average assets        8.94%       9.55%    (6%)
Price-to-earnings (x)                 13.17       13.59     (3%)
Market-to-book value (x)               2.15        2.20     (2%)
Allowance for loan losses to loans     1.26%       1.19%     6%
Non-performing loans to loans          0.15%       0.22%   (32%)
Net charge-offs to loans               0.05%       0.20%   (75%)
Dividend payout                       37.09%      38.43%    (3%)

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All per share data have been restated for a 10% stock
dividend paid on August 12, 2003.